UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 18, 2010

National Fuel Gas Company
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-3880	13-1086010
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6363 Main Street, Williamsville, New York		14221
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	716-857-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 18, 2010, National Fuel Gas Company (the "Company") entered into a Credit Agreement (the "Credit Agreement") with JPMorgan Chase Bank, National Association, as administrative agent, and the following lenders: JPMorgan Chase Bank, National Association; PNC Bank, National Association; HSBC Bank USA, National Association; M&T Bank; Bank of America, N.A.; The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch; The Bank of New York Mellon; Wells Fargo Bank, NA; and First Niagara Bank, N.A. The Credit Agreement provides a $300 million committed revolving credit facility through September 30, 2013. The Company may use the proceeds of loans under the credit facility to pay its obligations under (i) its commercial paper program, (ii) other short-term credit facilities and (iii) maturing long-term debt obligations, and for general corporate purposes of the Company and its subsidiaries in the ordinary course of business, including for working capital, capital expenditure and other lawful corporate purposes. The Credit Agreement replaces a committed revolving credit facility of the same size obtained by the Company in August 2005.

Rates for borrowing under the Credit Agreement are dependent on the Company’s credit ratings and are based, at the Company’s election, upon whether the borrowing is a Eurodollar loan or an Alternate Base Rate loan. Eurodollar loans will bear interest at an adjusted London Interbank Offered (LIBO) rate plus an applicable margin ranging from 1.50% to 3.00%, depending on the credit ratings of the Company. Alternate Base Rate loans will bear interest at a rate per annum equal to the sum of (1) the greatest of (a) the prime rate, (b) the federal funds effective rate plus 1/2 of 1%, and (c) an adjusted LIBO rate for a one-month interest period plus 1%, and (2) an applicable margin ranging from 0.50% to 2.00%, depending on the credit ratings of the Company. In addition, under the terms of the Credit Agreement, the Company agrees to pay the lenders a facility fee on a quarterly basis. The facility fee rate is dependent on the credit ratings of the Company and ranges from a rate per annum equal to 0.20% to 0.35% of the total commitments under the Credit Agreement. Based on the Company’s current credit ratings, the facility fee rate would be 0.25% per annum.

The Credit Agreement contains representations and affirmative, negative and financial covenants usual and customary for agreements of this type, including among others covenants that place conditions upon the Company’s ability to merge or consolidate with other companies, sell any material part of its business or property, and incur liens. The Credit Agreement includes a covenant that the Company will not permit its debt to capitalization ratio to exceed 0.65 at the last day of any fiscal quarter. In addition, the Credit Agreement contains a cross-default provision whereby the failure by the Company or any of its significant subsidiaries to make payments under other borrowing arrangements aggregating $40.0 million or more, or the occurrence of certain events affecting those other borrowing arrangements, could trigger an obligation to repay any amounts outstanding under the committed credit facility. The Credit Agreement also contains additional customary events of default including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, certain bankruptcy and insolvency events, certain judgment defaults and certain ERISA events.

In the event of a default by the Company under the Credit Agreement, including a cross-default by the Company or any of its significant subsidiaries, the lenders may terminate the commitments made under the Credit Agreement and declare any principal amount then outstanding, and all accrued interest and other amounts payable by the Company under the Credit Agreement, to be immediately due and payable.

In addition to the Credit Agreement, the Company maintains individual uncommitted or discretionary lines of credit with a number of financial institutions, including certain parties to the Credit Agreement or the 2005 Credit Agreement (as defined below in Item 1.02), for general corporate purposes. Other financial institutions may also provide the Company with uncommitted or discretionary lines of credit in the future. In addition, in the ordinary course of their respective businesses, certain lenders under the Credit Agreement or the 2005 Credit Agreement, or their affiliates, perform, or may in the future perform, financial services for the Company or its affiliates, including investment banking, underwriting, lending, commercial banking, trust, shareholder and other administrative and advisory services.

Item 1.02 Termination of a Material Definitive Agreement.

On August 18, 2010, the Company terminated that certain Credit Agreement, dated as of August 19, 2005, among the Company, JP Morgan Chase Bank, National Association, as administrative agent, and the following lenders: JPMorgan Chase Bank, National Association; HSBC Bank USA, National Association; M&T Bank; Bank of Tokyo-Mitsubishi UFJ Trust Company; The Northern Trust Company; PNC Bank, National Association; Bank of America, N.A.; and The Bank of New York Mellon (the "2005 Credit Agreement"). The 2005 Credit Agreement provided a $300 million committed revolving credit facility through September 30, 2010. The Company has replaced that credit facility with the $300 million committed revolving credit facility described above.

The information described in the last paragraph of Item 1.01 is hereby incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 is hereby incorporated by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Fuel Gas Company

August 24, 2010	By:	/s/ James R. Peterson

Name: James R. Peterson
Title: Assistant Secretary